Exhibit 23.1

KPMG LLP Suite 1900 111 Congress Avenue Austin, TX 78701-4091

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Thermon Group Holdings, Inc.

We consent to the use of our report dated June 1, 2020, with respect to the consolidated balance sheets of Thermon Group Holdings, Inc. as of March 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income, equity, and cash flows for each of the years in the three-year period ended March 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of March 31, 2020, incorporated herein by reference and to the reference to our firm under the heading ‘Experts’ in the prospectus. Our report contains an explanatory paragraph related to Thermon Group Holdings, Inc.’s change in method of accounting for leases as of April 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Austin, Texas
November 6, 2020

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.